Exhibit (99)

FOR IMMEDIATE RELEASE

Target Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Announces Closing of

Credit Card Portfolio Sale to TD Bank Group

MINNEAPOLIS (March 13, 2013) — Target Corporation (NYSE:TGT) announced today that it has completed the sale of its entire consumer credit card portfolio to TD Bank Group (TSX and NYSE: TD) for $5.7 billion, the gross value of the outstanding receivables (“par”) at the time of closing. As previously announced, the two companies have entered into a seven-year program agreement under which TD will also underwrite, fund and own future Target Credit Card and Target Visa receivables in the United States. Under the program agreement, TD will control risk management policies and oversee regulatory compliance and Target will continue to perform account servicing functions.

“We’re pleased that we’ve completed the sale of our credit card portfolio,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “We look forward to working with TD Bank Group, a premier financial institution, to provide innovative financial products to our guests and profitably grow the portfolio over time.”

Under the seven-year program agreement, which applies to Target’s U.S. credit card operations, Target will maintain the current deep integration between its financial services operations and its retail operations. The agreement does not have any impact on Target’s 5% REDcard Rewards program. Target team members will continue to provide all servicing for Target Credit Card and Target Visa accounts. The portfolio sale and program agreement are designed to have minimal impact on Target’s current cardholders, guests and the Target team members who support financial products and services.

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Target Announces Closing the Sale of its Credit Card Portfolio to TD – Page 2 of 4

Accounting Considerations, Earnings Impacts and Deployment of Proceeds

As previously announced, Target’s fiscal 2012 GAAP earnings per share reflected a pre-tax gain of $161 million related to the accounting treatment of the consumer credit card receivables as “held for sale” assets. In addition, in first quarter 2013 Target estimates it will recognize an additional pre-tax gain of approximately $393 million on the sale of its portfolio. At the time of the company’s October 23, 2012 announcement of the sale agreement with TD, Target posted details on the accounting aspects of this transaction on its investor relations website, available at www.Target.com/investors.

Target expects to deploy proceeds from the sale in a manner that will preserve its strong investment-grade credit ratings. Specifically, the company expects to apply approximately 90 percent of net transaction proceeds to reduce the company’s net debt position, with the remainder applied to share repurchase over time. Concurrent with this release Target announced that it has commenced tender offers to apply cash proceeds of up to $1.2 billion to retire certain long-term debt securities.

Under the terms of the program agreement, Target will continue to earn a substantial portion of the profits generated by the credit card portfolio. Beginning with first quarter 2013, Target will no longer report a Credit Card segment and the income from the profit-sharing arrangement, net of account servicing expenses, will be recognized as an offset to SG&A expense in a new U.S. Segment.

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Target Announces Closing the Sale of its Credit Card Portfolio to TD – Page 3 of 4

Target continues to expect that net income from the portfolio profit-sharing arrangement, combined with the benefit of debt reduction and share repurchase resulting from deployment of proceeds from the sale, will result in mild dilution to Target’s adjusted earnings per share in the first 12 months following closing*. Specifically, Target expects that in the 12 months following closing its adjusted earnings per share will be approximately 10 cents lower compared with a scenario in which Target continued to fund its portfolio. Based on its forecast for income from profit sharing combined with the expected benefit from share repurchase and interest savings, Target expects that the adjusted EPS impact of this transaction will become neutral over time. The company expects to provide additional detail on the impact of the sale and debt tender offers on its 2013 financial results following final settlement of the debt tender offers, which is expected to occur in first quarter 2013.

*Target calculates adjusted earnings per share to measure the results from operations in its U.S. businesses. Accordingly, adjusted earnings per share excludes the impact of Target’s Canadian Segment and other non-segment expenses related to its Canadian market entry.

Miscellaneous

For additional details on Target’s credit card portfolio transaction with TD please refer to Target’s October 23, 2012 press release, which is available on the company’s website at www.Target.com/investors.

Statements in this release related to the deployment of proceeds and the transaction’s expected impact on earnings performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 28, 2012 and Form 10-Q for the fiscal quarter ended July 28, 2012.

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Target Announces Closing the Sale of its Credit Card Portfolio to TD – Page 4 of 4

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,787 stores – 1,784 in the United States and three in Canada -- and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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